Exhibit (s)(3)

POWER OF ATTORNEY

The undersigned being a trustee of the Avenue Income Credit Strategies Fund (the “Fund”), a Delaware statutory trust, does hereby, in the capacity shown below, appoint each secretary and president of the Fund, as agent and attorney-in-fact with full power to act separately and full power of substitution and resubstitution, for her and in her name, as fully to all intents as she might or could do in person, for the purposes to execute and deliver, for and on behalf of the undersigned, any Registration Statement on Form N-2 and any other document, upon the advice of counsel, to be filed by the Fund with the Securities and Exchange Commission pursuant to the provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Investment Company Act of 1940, as amended.

Dated: December 9, 2010

/s/ Julie Dien Ledoux
Julie Dien Ledoux	Trustee